Exhibit 99.02

Press Release
www.shire.com

Director/PDMR Shareholding

April 1, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that it was notified today that on March 31, 2011 the Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) in the Company set out below had been awarded under the Executive Annual Incentive Plan (the “Plan”) to the Company’s Executive Directors and Persons Discharging Managerial Responsibility (“PDMRs”). The Shares and ADSs were bought on the market on March 31, 2011 at prices of £18.23 per Share and US$87.5077 per ADS.  The awards are in respect of performance in 2010.

Name of Director	Type of Security	Number of Shares/ADSs purchased
Angus Russell	ADSs	3,994
Graham Hetherington	Shares	6,504

Name of PDMR	Type of security	Number of Shares/ADSs purchased
Michael Cola	ADSs	2,068
Barbara Deptula	ADSs	1,141
Sylvie Gregoire	ADSs	2,139
Tatjana May	Shares	4,450

Under the terms of the Plan, the awards will not normally be released to participants for three years.  One ADS is equal to three Shares.

In addition, on April 1, 2011 the Company was notified of the release on March 31, 2011 of the Shares and ADSs awarded in 2008 under the Plan. These awards were in respect of performance in 2007. The ADSs below were awarded to Mr Emmens whilst he held the position of Chief Executive Officer of the Company.

In accordance with the rules of the Plan, the following Shares/ADSs were released:

Name of Director	Type of Security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Matthew Emmens	ADSs	12,881	4,345
Angus Russell	Shares	20,068	5,715

Name of PDMR	Type of security	Number of Shares/ADSs released	Number of Shares/ADSs sold to satisfy tax liabilities
Michael Cola	ADSs	3,528	1,377
Barbara Deptula	ADSs	3,098	1,020
Sylvie Gregoire	ADSs	790	321
Tatjana May	Shares	11,019	5,635

Sufficient Shares or ADSs were sold to satisfy tax liabilities as set out above.  Such Shares or ADSs were sold on March 31, 2011, at prices of £18.1818 per Share and $87.1826 per ADS.

This notification is made to satisfy the Company's obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.